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                                                              Exhibit 10.32

                     LETTERHEAD OF CHESAPEAKE LABORATORIES, INC.


                                            October 4, 1996


Mr. Thomas C. Mendelsohn
Vice President of New Business Development
Chesapeake Biological Laboratories, Inc.
11412 Cronridge Drive
Owings Mills, MD  21117

Dear Tom:

    As you know, CBL's Executive Compensation Committee has been discussing changes to the Company's executive employment agreements in an effort to best position the Company for future growth. An agreement on revisions to the Vice President and Director level employment agreements was reached between management and the Executive Compensation Committee on September 17, 1996.

    Accordingly this letter will confirm your agreement to the following modifications to your employment agreement, dated July 1, 1995.

    1.   Paragraph 5, page 3, Base Salary is replaced in its entirety with -

         "During the Employment Term, the Corporation shall pay to the Employee a base salary (the "Base Salary") for services rendered under this Agreement at an initial rate of One Hundred Twenty Three Thousand Three Hundred Dollars ($123,300) per year in accordance with the Corporation's normal payroll policies and subject to required withholding. The Corporation may, through the action of its Board of Directors or the Compensation Committee of the Board of Directors if responsible for such matters, at any time and from time to time, increase the amount of Base Salary payable to Employee. Compensation of the Employee by payment of the Base Salary shall not be deemed exclusive and shall not in any way limit or reduce any other obligation of the Corporation hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Corporation to pay the Base Salary to the employee hereunder.

    2. Paragraph 12d(x), page 7. Compensation Upon Termination or During Disability, Breach/Good Reason is replaced in its entirety with:

         "in lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to the Employee an amount equal to one half (1/2) the Employees annual cash

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October 4, 1996
Page 2


         compensation including (Base Salary plus Incentive Compensation (inclusive of Defined Incentive Compensation)), such payment to be made in three (3) substantially equal consecutive monthly installments, commencing on the first day of the calendar month immediately following the month during which the Date of Termination Occurred and continuing on the first day of each of the two calendar months thereafter; and"

    In exchange for your agreement to the above two revisions to your employment agreement, the Company's Board of Directors, at its next meeting scheduled for October 29, 1996, agrees to:

    1. Raise the cap on the performance adjustment to your Base Salary from 40% to 100% (A Proposal for Senior Management Compensation paragraph 2, adopted by the Board, November 12, 1992).

    2. Grant you an incentive stock option for twenty thousand (20,000) shares of CBL's class A common stock from the Company's 4th Incentive Stock Option Plan, upon approval of this plan by the shareholders of the Corporation at the next annual meeting scheduled for October 29, 1996.

    3. File an SEC Form S-8 registration statement for all stock (issued and unissued) in the Company's 1st, 2nd, 3rd and 4th Incentive Stock Option Plans.

    Please note that the agreements set forth in this letter are not to become effective until the Board of Directors of CBL takes action in reliance upon the terms of this letter and adopts the resolutions necessary to effectuate the matters described.

    Please execute the enclosed copy of this letter in the space provided below to indicate your consent and agreement to the foregoing.

                             Sincerely,
                             Chesapeake Biological Laboratories, Inc.



              BY:   /s/ Harvey Miller                    /s/ Regis Burke
                   --------------------------         ------------------------
                   Harvey Miller                      Regis Burke

                        Executive Compensation Committee


    Agreed this      23rd      day of       October     , 1996.
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                                /s/ Thomas C. Mendelsohn
                             ---------------------------
                             Thomas C. Mendelsohn